UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

LSB Industries, Inc.
(Name of Issuer)

Common Stock, par value $0.10 per share
(Title of Class of Securities)

502160104
(CUSIP Number)

December 31, 2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

Page 1 of 16 Pages

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 502160104	Page 2 of 16 Pages

1	NAME OF REPORTING PERSON
Robert E. Robotti

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10,000

	6	SHARED VOTING POWER
2,182,085

	7	SOLE DISPOSITIVE POWER
10,000

	8	SHARED DISPOSITIVE POWER
2,182,085

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,192,085

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.9%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

Schedule 13G
CUSIP No. 502160104	Page 3 of 16 Pages

1	NAME OF REPORTING PERSON
Robotti & Company, Incorporated

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
2,182,085

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
2,182,085

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,182,085

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO, HC

Schedule 13G
CUSIP No. 502160104	Page 4 of 16 Pages

1	NAME OF REPORTING PERSON
Robotti & Company Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
2,163,032

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
2,163,032

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,163,032

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, IA

Schedule 13G
CUSIP No. 502160104	Page 5 of 16 Pages

1	NAME OF REPORTING PERSON
Robotti & Company, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
18,883

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
18,883

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,883

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO, BD

Schedule 13G
CUSIP No. 502160104	Page 6 of 16 Pages

1	NAME OF REPORTING PERSON
Kenneth R. Wasiak

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,024,801

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,024,801

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,024,801

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

Schedule 13G
CUSIP No. 502160104	Page 7 of 16 Pages

1	NAME OF REPORTING PERSON
Ravenswood Management Company, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,024,801

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,024,801

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,024,801

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

Schedule 13G
CUSIP No. 502160104	Page 8 of 16 Pages

1	NAME OF REPORTING PERSON
The Ravenswood Investment Company, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
655,159

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
655,159

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
655,159

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

Schedule 13G
CUSIP No. 502160104	Page 9 of 16 Pages

1	NAME OF REPORTING PERSON
Ravenswood Investments III, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
369,642

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
369,642

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
369,642

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

Schedule 13G
CUSIP No. 502160104	Page 10 of 16 Pages

1	NAME OF REPORTING PERSON
Suzanne Robotti

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
10,000

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
10,000

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN, HC

Schedule 13G
CUSIP No. 502160104	Page 11 of 16 Pages

1	NAME OF REPORTING PERSON
Daniel Vitetta

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
30

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
30

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
30

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

Schedule 13G
CUSIP No. 502160104	Page 12 of 16 Pages

Item 1(a).	Name of Issuer:
LSB Industries, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:
16 South Pennsylvania Avenue, Oklahoma City, OK 73107

Item 2(a).	Names of Persons Filing:
This statement is filed by (collectively, the “Reporting Persons”)
(i)           Robert E. Robotti (“Robotti”), a United States citizen;
(ii)          Robotti & Company, Incorporated (“ROBT”), a New York corporation and the parent company of Robotti & Company Advisors, LLC and Robotti & Company, LLC;
(iii)         Robotti & Company Advisors, LLC (“Robotti Advisors”), a New York limited liability company and an investment advisor registered under the Investment Advisers Act of 1940, as amended;
(iv)         Robotti & Company, LLC (“Robotti & Company”) a New York limited liability company and a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended;
(v)          Kenneth R. Wasiak (“Wasiak”), a United States citizen;
(vi)         Ravenswood Management Company, L.L.C. (“RMC”), a New York limited liability company and the general partner of The Ravenswood Investment Company, L.P. and Ravenswood Investments III, L.P.;
(vii)       The Ravenswood Investment Company, L.P. (“RIC”), a Delaware limited partnership and an advisory client of Robotti Advisors;
(viii)       Ravenswood Investments III, L.P. (“RI”), a New York limited partnership and an advisory client of Robotti Advisors; and
(ix)         Suzanne Robotti, a United States citizen.
(x)          Daniel Vitetta, (“Vitetta”), a United States citizen.

Item 2(b).	Address of Principal Business Office or, if None, Residence:
The principal business address of each of Mr. Robotti, ROBT, Robotti Advisors, Robotti & Company, Ms. Robotti, and Mr. Vitetta is 60 East 42nd Street, Suite 3100, New York, NY 10165.

The principal business address of each of Mr. Wasiak, RMC, RIC, and RI is 104 Gloucester Road, Massapequa, New York 11758.

Item 2(c).	Citizenship:
See Item 2(a)

Item 2(d).	Title of Class of Securities:
Common Stock, par value $0.10 per share (the “Common Stock”)

Item 2(e).	CUSIP Number
502160104

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
Not Applicable

Schedule 13G
CUSIP No. 502160104	Page 13 of 16 Pages

Item 4.	Ownership
(i)	Mr. Robotti: (1)(2)
(a)	Amount beneficially owned: 2,192,085 shares
(b)	Percent of class: 7.85%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: 10,000 shares
(ii)	Shared power to vote or to direct the vote: 2,182,085 shares
(iii)	Sole power to dispose or to direct the disposition of: 10,000 shares
(iv)	Shared power to dispose or to direct the disposition of: 2,182,085 shares

(ii)	ROBT: (1)
(a)	Amount beneficially owned: 2,182,085 shares
(b)	Percent of class: 7.82%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: 0 shares
(ii)	Shared power to vote or to direct the vote 2,182,085 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or to direct the disposition of: 2,182,085 shares

(iii)	Robotti Advisors: (1)
(a)	Amount beneficially owned: 2,163,032 shares
(b)	Percent of class: 7.75%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: 0 shares
(ii)	Shared power to vote or to direct the vote: 2,163,032 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or to direct the disposition of: 2,163,032 shares

(iv)	Robotti & Company: (1)
(a)	Amount beneficially owned: 18,883 shares
(b)	Percent of class: less than one percent
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: 0 shares
(ii)	Shared power to vote or to direct the vote: 18,883 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or to direct the disposition of: 18,883 shares

(v)	Mr. Wasiak: (1)
(a)	Amount beneficially owned: 1,024,801 shares
(b)	Percent of class: 3.67%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: 0 shares
(ii)	Shared power to vote or to direct the vote: 1,024,801 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or to direct the disposition of: 1,024,801 shares

(vi)	RMC: (1)
(a)	Amount beneficially owned: 1,024,801 shares
(b)	Percent of class: 3.67%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: 0 shares
(ii)	Shared power to vote or to direct the vote: 1,024,801 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or to direct the disposition of: 1,024,801 shares

Schedule 13G
CUSIP No. 502160104	Page 14 of 16 Pages

(vii)	RIC: (1)
(a)	Amount beneficially owned: 655,159 shares
(b)	Percent of class: 2.35%
(c)	Number of shares as to which such person has
(i)	Sole power to vote or direct the vote: 0 shares
(ii)	Shared power to vote or to direct the vote: 655,159 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or to direct the disposition of: 655,159 shares

(viii)	RI: (1)
(a)	Amount beneficially owned: 369,642 shares
(b)	Percent of class: 1.32%
(c)	Number of shares as to which such person has
(i)	Sole power to vote or direct the vote: 0 shares
(ii)	Shared power to vote or to direct the vote: 369,642 shares
(iii)	Sole power to dispose or to direct the disposition of: 0 shares
(iv)	Shared power to dispose or to direct the disposition of: 369,642 shares

(ix)	Suzanne Robotti: (1)
(a)	Amount beneficially owned: 10,000 shares
(b)	Percent of class: less than one percent
(c)	Number of shares as to which such person has
(i)	Sole power to vote or direct the vote: 10,000 shares
(ii)	Shared power to vote or to direct the vote: 0 shares
(iii)	Sole power to dispose or to direct the disposition of: 10,000 shares
(iv)	Shared power to dispose or to direct the disposition of: 0 shares

(x)	Mr. Vitetta: (1)
(a)	Amount beneficially owned: 30 shares
(b)	Percent of class: less than one percent
(c)	Number of shares as to which such person has
(i)	Sole power to vote or direct the vote: 30 shares
(ii)	Shared power to vote or to direct the vote: 0 shares
(iii)	Sole power to dispose or to direct the disposition of: 30 shares
(iv)	Shared power to dispose or to direct the disposition of: 0 shares

* Based on an aggregate of 27,911,540 shares of Common Stock, par value $0.10 per share, outstanding as of October 28, 2016, as disclosed in the Issuer’s Quarterly Report on Form 10-Q, for the quarter ended September 30, 2016.

(1)    Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein by the other Reporting Persons and any other person named herein except to the extent of any pecuniary interest therein.  Each of the Reporting Persons disclaims membership in a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Rule 13d-5(b)(1) under the Exchange Act with any other Reporting Person or other person.

(2)    The number of shares reported by Mr. Robotti does not include the shares of Common Stock referenced above in Item 4(ix) owned by Mr. Robotti’s wife or the shares of Common Stock referenced above in Item 4(x) owned by his nephew, all of which shares Mr. Robotti disclaims beneficial ownership.

Item 5.	Ownership of Five Percent or Less of a Class.
Not Applicable.

Schedule 13G
CUSIP No. 502160104	Page 15 of 16 Pages

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Robotti & Company’s discretionary customers and Robotti Advisors’ clients have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, Common Stock owned by them.  Except as set forth in the immediately preceding sentence, no person other than the Reporting Persons is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such Common Stock beneficially owned by the Reporting Persons.  No discretionary customer or client is known to any Reporting Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than five percent of the Issuer’s Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
See Item 2 and Note (1) in Item 4.

Item 8.	Identification and Classification of Members of the Group.
See Item 2 and Note (1) in Item 4.

Item 9.	Notice of Dissolution of Group.
Not Applicable.

Item 10.	Certifications:
By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Schedule 13G
CUSIP No. 502160104	Page 16 of 16 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2017

Robotti & Company, Incorporated

	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti
	Robert E. Robotti		Name: Robert E. Robotti
Title: President and Treasurer

Robotti & Company Advisors, LLC

By:	/s/ Robert E. Robotti		/s/ Kenneth R. Wasiak
	Name: Robert E. Robotti		Kenneth R. Wasiak
Title: President and Treasurer

Ravenswood Management Company, L.L.C.		The Ravenswood Investment Company, L.P.

By:	/s/ Robert E. Robotti	By:	Ravenswood Management Company, L.L.C.
	Name: Robert E. Robotti		Its General Partner
Title: Managing Member

Ravenswood Investments III, L.P.		By:	/s/ Robert E. Robotti
Name: Robert E. Robotti
By:	Ravenswood Management Company, L.L.C.		Title: Managing Member

Its General Partner
Robotti & Company, LLC

By:	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti
	Name: Robert E. Robotti		Name: Robert E. Robotti
	Title: Managing Member		Title: Managing Member

/s/ Suzanne Robotti
Suzanne Robotti

/s/ Daniel Vitetta
Daniel Vitetta